Exhibit 99.1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of The Real Good Food Company, Inc., a Delaware corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: December 1, 2021	PPZ, LLC, a Wyoming limited liability company

	By:	/s/ Rhea Lamia
	Name:	Rhea Lamia
	Title:	Sole Manager

/s/ Rhea Lamia
Rhea Lamia